Exhibit 5.1

919 Third Avenue New York, NY 10022 212 935 3000 mintz.com

October 10, 2025

SELLAS Life Sciences Group, Inc.

7 Times Square, Suite 2503

New York, New York 10036

Ladies and Gentlemen:

We have acted as legal counsel to SELLAS Life Sciences Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”) on October 10, 2025 under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration for resale, on a delayed or continuous basis, by the selling stockholders named in the Registration Statement (the “Selling Stockholders”) of up to an aggregate of 19,685,040 shares (the “Warrant Shares”) of the Company’s common stock, $0.0001 par value per share (“Common Stock”), issuable upon the exercise of certain outstanding warrants (the “Warrants”). This opinion is being rendered in connection with the filing of the Registration Statement with the Commission.

In connection with this opinion, we have examined and relied upon the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company, each as restated and/or amended to date, and such other corporate records, documents and agreements as we have considered necessary or appropriate for the purpose of rendering the opinions hereinafter set forth. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. Upon the basis of such examination, we advise you that in our opinion that the Warrant Shares, when issued upon exercise of the Warrants in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

Our opinion is limited to the General Corporation Law of the State of Delaware, and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Warrant Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We understand that you wish to file this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act and to reference the firm’s name under the caption “Legal Matters” in the prospectus which forms part of the Registration Statement, and we hereby consent thereto. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

BOSTON	LOS ANGELES	NEW YORK	SAN DIEGO	SAN FRANCISCO	TORONTO	WASHINGTON

MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.